Pivotal Trial Results:

- Detected 91% of CIN2+ compared with 61% for the current standard of care (Pap, HPV and biopsy)
- Detected 86% of disease cases missed by Pap, HPV and biopsy
- Detected cervical disease up to two years earlier than current standard of care
- 56% improvement over Pap in private practice subgroup
- Identified 40% of false positives
- Found disease in young women (age 16-20) missed by current guidelines